Translation from the Italian language original

Exhibit 1.1

NAME - REGISTERED OFFICE - DURATION

Article 1
A joint-stock company called “DUCATI MOTOR HOLDING S.P.A.” is hereby formed.

Article 2

2.1          The Company’s registered office is located in Bologna. The Board of Directors has the power to transfer the company’s registered office within Italy and to set up and close down local branches as well as administrative offices and agencies in Italy and abroad.

2.2 Shareholders’ addresses, for all matters relating to dealings with the Company, are those recorded in the Register of Shareholders.

Article 3

The Company will exist until the 31st of December 2050 and may be extended subject to the procedure provided for in the Italian Civil Code.  In case of extension of the term, the shareholders shall not be entitled to appraisal rights.

CORPORATE PURPOSE

Article 4

4.1          The purpose for which the Company is established is the production and marketing of motorcycles, engines and other parts and components thereof, as well as all manner of accessories, tools and other products of whatsoever nature which may benefit from the goodwill relating to the production and marketing of such motorcycles, engines, parts and components; all activities are to be carried out personally or through subsidiaries or affiliated companies, as defined by article 2359 of the Italian Civil Code.

4.2          The Company may conduct its business either in Italy or abroad.

4.3          As a secondary and not principal purpose, the Company may conduct, occasionally and for the sole aim of attaining the principal company purpose as aforementioned, any and all commercial (including motorcycle rental and riding schools), industrial, securities and real estate investment transactions deemed necessary or conducive to the achievement of the corporate purpose; it may take, either directly or indirectly, but not for the purpose of investment, interests and holdings in other businesses, companies or consortia having objects analogous, allied or connected to its own.

4.4          The corporate purpose of the Company includes, albeit not as the main purpose, financing, including in the form of a security interest or personal guarantee for third parties, and the technical and financial co-ordination of the companies or entities in which the Company holds an interest.

4.5          Investment services as referred to in Legislative Decree 58/1998, the activities as referred to in Act 197/1991, the collection of public savings outside the bounds allowed by Legislative Decree 385/1993 and its enacting provisions, as well as pursuit vis-à-vis the public of the financial activities as referred to in Part V of Legislative Decree 385/1993, shall, in any case, be expressly outside  the present corporate purpose.

CAPITAL - SHARES

Article 5

The share capital is Euro 82,867,219.24 (eighty-two million, eight hundred sixty-seven thousand, two hundred and nineteen and twenty-four cents), divided into 159,360,037 (one hundred fifty-nine million, three hundred sixty thousand, thirty-seven) ordinary shares with no par value.

Article 6
6.1 The ordinary shares shall be either registered or bearer as permitted by law and confer equal rights upon the holders thereof. Each ordinary share gives the Shareholder the right to one vote.

6.2          The Company has the right to issue other classes of shares, debentures and other securities in compliance with the applicable statutory provisions.

6.3          The shares shall be indivisible and the Company shall only recognize one holder for each share.  In the event of co-ownership, the rules of Section 2347 of the Civil Code shall be applicable.

6.4          The ownership of even a single share implies, on the part of the owner thereof, acceptance of these Articles of Association and of all the resolutions taken during the Shareholders’ Meetings in accordance with the law and these Articles of Association.

6.5          The issue of debentures and convertible debentures with or without warrants is governed by Sections 2410 et sequitur of the Italian Civil Code, as amended by Legislative Decree No. 6 of January 17, 2003.

6.6          If limits to the transferability of the shares are introduced or removed as permitted by law, and in any other case whereby the law entitles shareholders to appraisal rights unless the Company’s by-laws provide otherwise, the shareholders shall not be entitled to appraisal rights.

Article 7
7.1 The share capital may be increased pursuant to a resolution of an Extraordinary Shareholders Meeting.

7.2          In the event of the issue of new shares, convertible debentures and other securities which confer the right to obtain Company shares, each Shareholder is granted a preemptive right to acquire such newly issued securities, in proportion to the number of shares already held by such Shareholder.

7.3          The terms and conditions of the Shareholders’ exercise of preemptive rights shall be determined from time to time in accordance with the applicable laws.

7.4          The Shareholders’ preemptive rights may be excluded or limited in accordance with the applicable laws.

7.5          The Board of Directors shall resolve upon the decrease of the Company’s share capital in case of withdrawal of a shareholder from the Company and in the case contemplated by the last paragraph of Section 2446 of the Italian Civil Code.

Article 8

The payments made by the Shareholders in proportion to their shareholdings are agreed to be non-interest bearing.  The Company may raise finance from its own Shareholders, upon the condition that the financing Shareholder is the holder of a percentage of share capital of no less than 2% of the share capital and has been registered in the Register of Shareholders for a period of not less than three months. The Company will have a duty to repay principal and interest. In all other cases, the payments made by the Shareholders are on account of future increases in the share capital and, therefore, may not be considered interest-bearing nor repaid without a formal resolution by the Shareholders, in accordance with Legislative Decree 385/1993 and all of its enacting provisions.

Article 9

The Shareholders must make payments on the shares in accordance with the law and in the manner and according to the terms defined by a resolution of the competent Company bodies.  Each payment on the shares subscribed by the Shareholders, which is not made in a timely manner, shall incur interest at the statutory rate, without prejudice to Section 2344 of the Italian Civil Code.

MEETING OF SHAREHOLDERS

Article 10

10.1          The Meeting of the Shareholders shall represent all of the shareholders, and resolutions passed during the course of such Meeting, or adopted in compliance with the law or the present Memorandum or Articles, shall be binding upon all the Shareholders.  The Meeting may be ordinary or extraordinary, by virtue of the statutory provisions.

10.2          An Ordinary Shareholders’ Meeting must be called by the Board of Directors at least once a year within 120 days of the end of the financial year for approval of the annual financial statements. The above term may be extended to up to a maximum of 180 days after the end of the financial year so long as the company is bound to draw up consolidated financial statements or if particular circumstances concerning the company’s structure or its purpose so require.  In case of postponement, the Board of Directors shall explain the reasons for such postponement in the report drafted pursuant to Section 2428 of the Italian Civil Code.

10.3          Furthermore, Shareholders’ Meetings shall be convened whenever the Board of Directors deems necessary or upon request of Shareholders in accordance with Section 2367 of the Italian Civil Code.

Article 11

11.1          The Board of Directors must convene Shareholders’ Meetings by notices published in the MF – Milano Finanza or Finanza & Mercati daily newspapers or in the Official Journal of the Italian Republic, in accordance with the law. The notice must be signed by the Chairman or the Vice-Chairman or a Director appointed by the Board.  The notice shall indicate the date, hour and place of the Meeting, and also the agenda of the Meeting.  Furthermore, the notice may indicate the date for a second  call of the Meeting in the event that the first one is cancelled, the second call may neither fall on the same day nor on the day immediately following the date of the first convocation.  The Extraordinary Meeting may be convened for a third call, as provided for by the law.

11.2          Shareholders’ Meetings may also be convened outside the registered office of the Company, provided they are always held in Italy.

Article 12

12.1          Shareholders’ Meeting may be attended only by Shareholders with voting rights, as to whom the relevant intermediary shall have sent to the Company the notice provided for by Section 2370 of the Italian Civil Code at least two days before the date set for the Meeting on first call.  As of the date of said notice, the shares shall not be disposed of until the Meeting has taken place.

12.2          Each Shareholder having the right to attend the Meeting shall have the right to be represented by another party holding a written proxy pursuant to Section 2372 of the Italian Civil Code.  This is without prejudice, where applicable, to the provisions of Sections 136 to 144 of Legislative Decree 58/1998 and the appropriate CONSOB regulations concerning proxy solicitation.

12.3          The Chairman of the Shareholders’ Meeting determines, also through assistants appointed by him, whether a party is authorized to attend the Meeting, whether in person or by means of proxy.

Article 13

13.1          The Shareholders’ Meeting shall be chaired by the Chairman or, in his absence, by the Vice-Chairman of the Board of Directors, or a person appointed by a vote of the majority of the Members present or represented at the Meeting.  The Chairman of the Meeting is required to verify whether the Meeting has been validly called, whether the necessary quorum is present, and thereafter has the power to conduct and regulate the proceedings as well as to determine the voting system, pursuant to the provision of the Shareholders Meeting Regulation provided for in paragraph 3 of this Article 13.

13.2          Furthermore, the Shareholders must appoint a Secretary, who need not necessarily be a Shareholder.  The proceedings of the Meeting shall be recorded in minutes signed by the Chairman of the Meeting and by the Secretary.  Such minutes shall be drawn up by a Notary at Extraordinary Meetings and whenever deemed appropriate by the Board of Directors.

13.3          As to any matters not specifically regulated in Article 13, the course of the Meeting shall be governed by the Shareholders’ Meeting Regulation which is attached hereto and forms an integral part hereof.

Article 14
14.1 The statutory provisions shall govern the quorum of the Shareholders’ Meeting, whether ordinary or extraordinary, on first, second or third call.

14.2          Without prejudice to the provisions of Article 20 of these Articles of Association for the appointment of the Board of Statutory Auditors, Shareholders’ resolutions shall be adopted at Ordinary Meetings and at Extraordinary Meetings by the number of favorable votes required by law.

BOARD OF DIRECTORS

Article 15

15.1          The Company shall be administered by a Board of Directors consisting of a variable number from a minimum of 5 (five) to a maximum of 15 (fifteen) members - including non-shareholders - as directed by the Shareholders at the Ordinary Meeting.

15.2          The Board of Directors shall remain in office for three fiscal years or for a shorter time as determined by a resolution voted at the Ordinary Shareholders’ Meeting sitting to appoint the Board. The Directors shall be eligible for re-election.

15.3          Shareholders at the Ordinary Shareholders’ Meeting shall decide on the remuneration of the Directors. The remuneration of the Directors who hold particular responsibilities within the Board of Directors shall be determined by the Board itself or by a suitable Committee of the Board, after hearing from the Board of Statutory Auditors. The Directors have the right to be reimbursed for expenses reasonably incurred by reason of their office.

15.4          If the office of one or more members of the Board of Directors becomes vacant in the course of the financial year, the Board itself shall arrange to fill the vacancy, by a resolution approved by the Board of Statutory Auditors as provided for in paragraph 1 of Section 2386 of the Italian Civil Code.

The Directors thus appointed shall remain in office until the next Shareholders’ Meeting and the Directors appointed  at the Shareholders’ Meeting under such terms shall remain in office for the term of the substituted Directors, as defined by Section 2386 of the Italian Civil Code. If, for any reason, more than half of the Directors appointed at an Ordinary Shareholders’ Meeting have to retire or all the Directors in office retire, notice shall be given convening a Shareholders Meeting in accordance with the provisions of Section 2386 of the Italian Civil Code respectively applicable.

Article 16

16.1          The Board of Directors is vested with the broadest powers of management, whether ordinary or extraordinary, of the Company, without any exceptions, without prejudice to powers reserved by law or these Articles of Association to Shareholders.

16.2          The Board of Directors has the power to appoint a General Manager or one or more Managers, directly responsible to the Board of Directors, as well as representatives and agents to negotiate specific acts or classes of acts, and granting them authority to sign (for the  Company) within the scope of the powers conferred upon them.

16.3          The Board of Directors shall elect from their members’ ranks a Chairman and may further elect from among their members a Vice-Chairman to replace the Chairman when the latter is absent or unavailable. In the event of the above, only the signature of the Vice-Chairman shall be full proof to third parties of the absence or unavailability of the Chairman. Furthermore, the Board of Directors may appoint, from its ranks, one or more Managing Directors and an Executive Committee and other Committees with specific functions, and also a Secretary who may also be elected even if not a member of the Board of Directors.  Whenever an Executive Committee is appointed, the Chairman and, if appointed, the Managing Directors, shall automatically be members thereof.

16.4          The Board of Directors may delegate one or more of its members and/or an Executive Committee or other Committees within the Board, all the powers of management or part of them, save for those which may not be delegated by law.

16.5          The Board of Directors shall resolve upon the merger contemplated by Sections 2505 and 2505-bis of the Italian Civil Code and any amendments to the Company’s Articles of Association required by law.

Article 17

17.1          The Board of Directors shall meet at the place indicated in the notice calling the meeting, in Italy, the European Union, Switzerland or the United States of America. Meetings of the Board of Directors may also be held by means of “video-conferencing” or “teleconferencing”, on conditions that all the participants are identifiable, are allowed to follow the discussion and join - in real time - in the handling of the matters being dealt with, as well as to receive, transmit and review documents and that the said review and the voting occur at the same time everywhere.

17.2          A Board of Directors Meeting may be called on the initiative of the Chairman, Vice-Chairman, Managing Director or two Directors, whenever such notice convening the meeting is appropriate for the conduct of the Company’s affairs.  Directors must be provided with adequate information on the matters on the agenda.  The notice convening the Board of Directors Meeting must be circulated, together with a detailed agenda, to each Director and member of the Board of Statutory Auditors by registered post, facsimile, electronic mail or cable, no less than five days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  In an emergency, notice may be given by telephone, on condition that it is confirmed by facsimile, electronic mail or cable sent to each Director and member of the Board of Statutory Auditors no less than two days before the date of the meeting (not counting the date of the notice and the date of the meeting).  When the formalities of notice indicated above have been complied with, the Board of Directors meeting shall be validly convened with the attendance of the majority of the Directors in office.

For the purpose of calculating the quorum, the Directors present who have an interest in a certain matter to be resolved upon, shall be computed as effectively present. However, meetings not called in accordance with the foregoing provisions shall be valid with the attendance of all the Directors and members of the Board of Statutory Auditors, and provided that the Directors who believe they have not been adequately informed, may request an adjournment of the discussion of any subject of the agenda to a subsequent meeting.

17.3 Meetings of the Board of Directors shall be chaired by the Chairman or, in his absence or impediment, by the Vice-Chairman, or by another Director appointed by the Board.

The Directors who do not speak Italian may communicate in English and the Board must, if duly requested by one of its members, make available an interpreter.  The resolutions of the Board shall be transcribed in official minutes with the signature of the Director acting as Chairman and of the Secretary.  Upon the request of a Director, a translation into English of the Board minutes shall be supplied.

17.4          The reports provided for under Section 2381, fifth paragraph, of the Italian Civil Code and Section 150 of Legislative Decree 58/1998 shall be presented promptly, and in any event at no less than quarterly intervals, during the meetings of the Board of Directors or by written communication.

Article 18
The Board of Directors shall resolve upon matters on the agenda by the favorable vote of the majority of the Directors present.

Article 19

The legal representation of the Company in all legal procedures (in whatever countries and at whatever instance and in dealings with whatever judicial authority, including administrative authorities, with the express power to give instructions to solicitors, litigation counsel and technical consultants), as well as the legal representation of the Company in dealings with third parties and authority to sign, are entrusted to the Chairman of the Board of Directors as well as to the Managing Director, if appointed and within the scope of the authorities vested in them, with power to appoint single special agents as legally suitable. In the case of absence or unavailability of the Chairman, such powers are also vested in the Vice-Chairman.

BOARD OF STATUTORY AUDITORS

Article 20
20.1 Board of Statutory Auditors is made up of three regular and two alternate Members, who shall remain in office for three fiscal years and may be re-elected.

20.2          The following shall be the procedure for election of the regular and alternate members of the Board of Statutory Auditors. The Shareholders who represent no less than 1% (one percent) of the share capital consisting of shares having the right to vote at an Ordinary Meeting may submit a list of candidates arranged progressively by number and deposit it at the Registered Office at least two days before the date set for the Meeting on first call, under penalty of forfeiture.  For the purpose of proving the ownership of the number of shares required for the submission of the list, reference shall be made to the notice communicated to the Company by the relevant intermediary pursuant to Section 2370 of the Italian Civil Code at least two days before the date set for the Meeting on first call.

Each list must separately indicate 3 (three) candidates for the office of regular Auditor and 2 (two) for the office of alternate Auditor.  Each shareholder may submit and vote on a single list of candidates and each candidate may stand on a single list, under penalty of non-eligibility.  Shareholders who are subject to common control as defined by Section 2359 of the Italian Civil Code may submit and vote on only one list.  There shall be deposited at the Registered Office, together with each list and by the deadline for deposit of the same, the declarations whereby the individual candidates accept their own candidacy and attest to the non-existence of any ground for non-eligibility or disqualification, as well as the existence of the requirements as prescribed by the regulations in force to hold the office of statutory auditor.

The candidates of any list shall have the following professional qualifications:
•

the first candidate on a list, both for the office or regular auditor and for the office of alternate auditor, must be enrolled in the registry of chartered auditors and must have practised the auditors profession for at least three years;

•

the other candidates, in case they do not meet the professional qualifications referred to in the preceding paragraph, must have at least three consecutive years of experience in one or more of the following areas:

•	managerial positions within the financial, administration or control departments of listed companies;
•	professional or academic experience in legal, economic, financial or technical matters closely connected to the company’s business sector;
•	managerial positions within governmental entities which are active in sectors which are closely connected to the company’s business sector.

Matters and business sectors closely connected to the company’s business sector are those stated in the Company’s purpose.

The following shall be determined to be the result at the end of the balloting: appointed to the office of the Chairman of the Board of Statutory Auditors shall be the Auditor candidate indicated number 1 (one) on the list which has obtained the greatest number of votes; appointed to the office of regular Auditors shall be the candidates indicated respectively in number 2 (two) on the list which has obtained the greatest number of votes and number 1 (one) on the list which has obtained the second greatest number; appointed to the office of alternate Auditors, the Auditors indicated as alternate in number 1 (one) on the list which has obtained the greatest number of votes, and on the list which has obtained the second greatest number.

In the event of two or more lists showing the same number of votes, a new vote shall be taken in order to obtain an unequivocal result. In the event of submission of a single list of candidates and regular and alternate Auditors, they shall be elected from that list.

In the event of the termination of an Auditor’s office, the alternate belonging to the same list as the Auditor to be replaced shall succeed.

When, for whatever reason, the Chairman has to be replaced, the chair shall be taken by the other Auditor elected from the list which has obtained the greatest number of votes.

The Shareholders’ Meeting called to appoint the Board of Statutory Auditors in accordance with the law shall act in compliance with the above-stated principle of representation of the minority; moreover, at least one regular auditor and one alternate auditor shall be enrolled in the registry of chartered auditors and shall have practised the audit profession for at least three years.  Regarding the appointment of the Auditors who are not elected, for whatever reasons, in observance of the rules set forth in the preceding paragraphs, the Shareholders shall act as provided for by law.

The office of regular Auditor is incompatible with the holding of similar appointments in more than three other listed companies, save for the companies controlled by the Company within the meaning of Section 2359 of the Italian Civil Code.

In this regard, each regular Auditor will have to provide to the Board of Directors suitable declarations containing, where necessary, mention of the disclaimer of incompatible appointments.

Failure to provide the declaration as required by the above paragraph within 30 (thirty) days of the appointment or subsequent acceptance of incompatible appointments within the meaning of that paragraph, shall result in the forfeiture of the office of Auditor.

20.3          The Chairman and the other members shall be rewarded in accordance with the regulations applicable.

20.4          The Board of Statutory Auditors shall meet and consult in accordance with Section 2404 of the Italian Civil Code.

In particular, a meeting of the Board of Statutory Auditors may be called on the initiative of the Chairman of the Board of Statutory Auditors or of the two other regular Auditors, whenever such meeting is appropriate and in any event at least once every ninety days.  The notice convening the meeting must be circulated, together with a detailed agenda, to each regular Auditor by registered post, facsimile, electronic mail or cable, no less than five days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  In an emergency, notice may be given by telephone, on condition that it is confirmed by facsimile, electronic mail or cable sent to each regular Auditor no less than two days (not counting the date of the notice and the date of the meeting) before the date of the meeting.  When the notice formalities indicated above have been complied with, the Board of Statutory Auditors meeting shall be validly convened with the attendance of the majority of the Auditors in office.  However, meetings not called in accordance with the foregoing provisions shall be valid with the attendance of all the regular members of the Board of Statutory Auditors, and provided that the members who believe they have not been adequately informed, may request an adjournment of the discussion of any matter of the agenda to a subsequent meeting.  Meetings of the Board of Statutory Auditors may also be held by means of “video-conferencing” or “teleconferencing”, on conditions that all the participants are identifiable, are allowed to follow the discussion and join - in real time - in the handling of the matters being dealt with, as well as to receive, transmit and review documents and that the said review and the voting occur at the same time everywhere.

20.5          The members of the Board of Statutory Auditors shall attend, as defined by law, Board of Directors Meetings and Shareholders Meetings and Meetings of the Executive Committee, where that Committee exists.

ACCOUNTING - FINANCIAL YEAR - FINANCIAL STATEMENTS AND PROFITS

Article 21
21.1 The financial year shall end on the 31 (thirty first) of December each year.

21.2          The Board of Directors is required to draw up the annual financial statements of the Company and, where appropriate, the consolidated financial statements, in accordance with the accounting standards and principles applicable. The financial statements shall be submitted to the Shareholders at the Ordinary Meeting for approval.

The financial statements shall submitted to the Board of Statutory Auditors with the report of the Board of Directors and all the documentation required no less than thirty days before the date of the Shareholders’ Meeting at which the documents will be discussed and approved.

21.3          Without prejudice to the legal powers of the Board of Statutory Auditors, the Company must appoint, for a specific period, a firm of auditors to determine whether the financial statements have been drawn up in accordance with proper principles of accounting and accurately correspond to the records of accounts of the Company and that such records accurately reflect the business of the Company.

The Board of Directors has to report at the Shareholders’ Meeting in the event of early termination of the relationship with the firm of auditors.

21.4          The financial statements drawn up by the Board of Directors, together with the audit report from the firm of auditors and the reports of the Board of Directors and Board of Statutory Auditors, must be made available to the Shareholders at the registered office of the Company no less than fifteen days before the date of the Shareholders’ Meeting at which the documents will be discussed and approved.

Article 22

22.1          The net profits resulting from the financial statements of the Company approved by the Shareholders, after deduction of no less than five percent of such net profits to be set aside for the legal reserve fund until it reaches at least one-fifth of the share capital, may be distributed to the Shareholders, or set aside as a further reserve, or used for another purpose resolved by the Shareholders.

The Shareholders at a Shareholders’ Meeting may pass upon the distribution of interim dividends to Shareholders as provided by law.

22.2          Each year, the Board of Directors shall provide the name of the banks and other parties from which dividends may be collected, and also the date such dividends are payable. Uncollected dividends shall not earn interest.  Dividends not collected within the period indicated by the law, beginning on the date they become payable, shall revert to the Company.

GENERAL PROVISIONS

Article 23
For all matters on which these Articles of Association are silent, the provisions of the Italian Civil Code and other laws are applicable.

REGULATIONS FOR GENERAL MEETINGS

Section I - Introduction -

Article 1

These Regulations are attached to and form an integral part of the Articles of Association of Ducati Motor Holding S.p.A. (the “Company”), as provided for in Section 13 paragraph 3 of the Articles of Association.

Article 2

These Regulations govern the proceedings at ordinary and extraordinary shareholders’ meetings of the Company (hereinafter “General Meetings”), and, to the extent compatible, special general meetings for specific classes of stockholders and general meetings for bondholders.

Section II – Attendance at General Meetings -

Article 3

All those with a legal right to attend, may attend General Meetings.  Attendance by proxy is allowed pursuant to art. 12.2 of the Articles of Association.

In any case, all those who attend the General Meeting, even by proxy, must be identified through an appropriate document, including with regard to the power to represent legal entities.

Messengers and any scrutineers who are not members may attend General Meetings, without the right of address, in order to perform the duties set out in the subsequent articles of this Regulation.

The General Manager and the other Senior Executives attend the General Meeting.

Other Managers and Officials of the Company may attend the General Meeting, together with the Directors, Managers and Officials of Group companies, if the Board of Directors deems their presence to be useful with respect to the matters to be discussed.

Journalists accredited by Italian or foreign daily newspapers or periodicals, including those in electronic form, with nationwide distribution, and from Italian or foreign radio and television, with nationwide coverage, may attend the General Meeting without the right of address.  Permission to attend must be obtained at the address specified for the General Meeting in the notice given pursuant to Section 11 of the Articles of Association by midnight on the second day prior to the date set for the General Meeting on first call.

Article 4

Those with the right to attend the General Meeting pursuant to Section 3, paragraph 1, above, must deposit their admission ticket to the Company’s representatives at the entrance of the premises used for the General Meeting, against delivery of an attendance/voting ticket to be shown in case of controls and to be returned in the event of departure before the end of the Meeting. In the event of a temporary departure from the Meeting, the personnel in charge must be informed upon reentry into the premises where the Meeting is being held, and such personnel will reissue the attendance/voting ticket.

Those with the right to attend the General Meeting pursuant to paragraph 2 et seq. of Section 3 above must show their identification document to the Company’s representatives at the entrance of the premises used for the General Meeting and collect an identification badge as proof of authorized presence at the Meeting.

Article 5

The members present proceed to vote on the appointment of the Chairman and the Secretary pursuant to Section 13 of the Articles of Association.

The Chairman of the General Meeting, through assistants appointed by him, verifies the regularity of proxies, the right of those present to attend the General Meeting, and the presence of a quorum.  The outcome of the verifications referred to in this paragraph and in the following paragraph of this Article 5 shall be mentioned in the minutes of the Meeting.

In addition, during the General Meeting, the Chairman verifies, with regard to each individual item on the agenda, the right of those present to take part in the discussions of that item and vote on the specified matter.

As directed by the Chairman, an attendance sheet is prepared to identify the stockholders present and the number of shares they represent, as well as all other persons in attendance.
Where appropriate, the Chairman selects the scrutineers, who need not be stockholders.

Article 6

No recording apparatus of any kind, photographic or similar equipment may be brought into the premises used for the General Meeting without specific authorization from the Chairman of the General Meeting.

Article 7

After determining a quorum is present, the Chairman announces the items on the agenda.

Section III - Discussion -

Article 8

The Chairman may deal with the items on the agenda in a different order than that set out in the notice convening the General Meeting, unless the participants to the General Meeting object to the change.

The Chairman and, upon his invitation, the Directors present the agenda items, asking the General Manager and other Senior Executives or other advisors of the Company to assist them if appropriate.

The Chairman moderates the discussion, giving the floor to all those with a right to participate pursuant to Section 9 below.  The Chairman intervenes in order to avoid any abuse of the right to speak.

Article 9

All those present by virtue of stockholdings have the right to speak on each of the items under discussion.
Persons who wish to speak must present a written request, indicating the topic to which the request relates, to the Chairman, after the latter has read out the items on the agenda and before he declares discussion on the topic concerned to be closed.  If two or more requests are presented at the same time, the Chairman gives the floor to the persons concerned in alphabetical order of their surnames.
The Chairman may authorize requests to speak to be made by the raising of hands; in this case, the Chairman gives the floor to the persons concerned in alphabetical order of their surnames.
The members of the Board of Directors, the Statutory Auditors, the General Manager and the Senior Executives may ask to participate in the discussion.
The other Managers and Officials of the Company and the Directors, Managers and Officials of Group companies or other advisors may be authorized to speak if this is considered to be useful by the Board of Directors in relation to the matters under discussion.

Article 10

The Chairman and, on invitation, the Directors, the Statutory Auditors, the General Manager, the Senior Executives and the other Managers may reply to the speakers after they have finished speaking, or after all statements from the floor have been made with regard to an individual item of the agenda.

Article 11

Considering the subject and importance of the individual items on the agenda, the Chairman may determine the amount of time available – not to exceed fifteen minutes – for the statement of each speaker.  Once this time has elapsed, the Chairman may ask the speaker to conclude within two minutes.

Persons who have already spoken on a topic may ask to speak a second time for a period of three minutes; this time may be used to declare how the speaker intends to vote.

Article 12

The business of the General Meeting is normally conducted in a single session.  During this time, the Chairman may interrupt business for a period not exceeding three hours, if he considers this to be appropriate, and the members in General Meeting do not object.

The Chairman must adjourn the General Meeting for a period of not more than five days in circumstances envisaged by Section 2374 of the Italian Civil Code, and may do so in any other circumstances, if requested, or if he considers this to be appropriate, and the members in General Meeting do not object; in that event, the Chairman concurrently fixes the date and time of the new meeting that will continue the outstanding business.

Article 13

The Chairman is responsible for maintaining order at the General Meeting with a view to ensuring that business is conducted properly and to quashing abuse; this may include mediating in or impeding situations of conflict among the members at the General Meeting.

Unless the members at the General Meeting object, the Chairman may withdraw the right to speak in the following circumstances:
-	if the speaker speaks without the right to do so, or continues to speak beyond the allotted time;
-	following a warning, where the statement is clearly and obviously not relevant to the topic under discussion;
-	if the speaker adopts an attitude or uses phrases that are indecorous or insulting;
-	if the speaker incites violence or disorder.

Article 14

Should one or more of those present prevent others from participating in the discussion or, by their behavior, provoke a situation that prevents the normal business of the General Meeting, the Chairman will admonish them to desist from their behavior.

Where this admonition is without effect and the members at the General Meeting do not object, the Chairman may arrange for the persons previously admonished to be ejected from the meeting for the entire period of the discussion, availing himself of the security personnel, when necessary.

Article 15

After all statements have been made, the Chairman concludes by declaring discussion on the individual item on the agenda to be closed.

Section IV - Voting -

Article 16

Before the start of voting, the Chairman re-admits to the General Meeting any persons previously ejected pursuant to Section 14 above.

The measures described in Sections 13 and 14 above may also be adopted during the voting phase, where conditions require, to ensure that those with the right to vote are able to exercise their right freely.

Article 17

Depending on the circumstances, the Chairman may arrange for voting on each individual topic immediately after the closure of the related discussion, or after the discussion of all items on the agenda.

Article 18

Except as specified in art. 19 below, voting takes place in an open forum.  Taking into account the number of votes due to each stockholder, the Chairman may adopt one of the following voting methods:

a)     role call;

b)     voting card;

c)     raising of hands;

d)     standing up and sitting down;

e)     appropriate electronic equipment.

Article 19

The appointment of Statutory Auditors and Alternates takes place using the proceeding described in Section 20 of the Articles of Association.

Before the General Meeting called to appoint the Statutory Auditors and Alternates, the Board of Directors will prepare a schedule setting out the lists that have been presented pursuant to Section 20 of the Articles of Association, including the names of the shareholders who presented each list and the number of shares bound for voting purposes.

This schedule will be distributed to each shareholder or proxy-holder at the time the admission tickets are examined pursuant to Section 4.

Article 20

The Chairman shall adopt all appropriate measures to ensure that voting takes place in an orderly fashion.

In particular, when the General Meeting is called to elect Directors and Statutory Auditors, the Chairman may arrange for polling stations to be set up and may fix a time by which all votes must be cast, unless the members at the General Meeting object.

Article 21

Upon completion of the voting and the related count, the Chairman shall declare approved those motions which have obtained the number of votes required by law or by the Articles of Association.  In the event of the appointment of Statutory Auditors and Alternates, the Chairman will declare elected the candidates who are successful under the mechanisms established for this purpose in Section 20 of the Articles of Association.

Article 22

On completion of the voting on all items on the agenda and after having announced the related results, the Chairman will declare the General Meeting to be closed.

Section V – Final regulation -

Article 23

Any changes to these Regulations represent a modification of the Articles of Association and, as such, require the meeting and voting quorums required by the law and the Articles of Association for changes to the Articles, as well as compliance with related procedural and other formalities.